Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of United Online, Inc. pertaining to the FTD Group, Inc. 2005 Amended and Restated Equity Incentive Award Plan of our report dated August 25, 2008 with respect to the consolidated financial statements of FTD Group, Inc.

/s/ Ernst & Young LLP

Chicago, Illinois

November 10, 2008